EXHIBIT (D)(2)


                                                                 CONFORMED COPY


                          CDNOW SHAREHOLDER AGREEMENT

     AGREEMENT dated as of July 19, 2000 between Bertelsmann, Inc. ("Buyer"), and Jason Olim and Matthew Olim (each, a "Shareholder").

     WHEREAS, in order to induce Buyer to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") with CDnow, Inc., a Pennsylvania corporation (the "Company"), Buyer has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company that such Shareholder beneficially owns (such shares, with respect to each Shareholder, the "Shares").

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
             GRANT OF PROXY; VOTING AGREEMENT; AGREEMENT TO TENDER

     SECTION 1.01. Voting Agreement. Each Shareholder hereby agrees to vote all of the Shares that such Shareholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements and transactions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, or pursuant to any action by written consent of shareholders at which such Merger Agreement and other related agreements and transactions (or any amended version thereof), are submitted for the consideration and vote of the shareholders of the Company. Each Shareholder hereby further agrees that from the date hereof until the date on which the Merger Agreement is terminated in accordance with Article 10 thereof, such Shareholder will not (A) vote any of his Shares in favor of the approval of any
(i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters or (B) sell, pledge or otherwise dispose of any of his Shares.

     SECTION 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Shares. By entering into this


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Agreement, each Shareholder hereby grants a proxy appointing Buyer as the
Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section
1.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

     SECTION 1.03. Agreement to Tender. Each Shareholder hereby agrees to tender, (and not withdraw) pursuant to and in accordance with the terms of the Offer, all of the Shares of such Shareholder. Within five business days after the commencement of the Offer, each Shareholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares of such Shareholder complying with the terms of the Offer, (ii) certificates representing all of such Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

     Each Shareholder represents and warrants to Buyer that:

     SECTION 2.01. Enforceability. This Agreement constitutes a valid and binding Agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

     SECTION 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, (iii) require the consent of such Shareholder's spouse or (iv) result in the imposition of any Lien on any asset of such Shareholder.


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     SECTION 2.03. Ownership of Shares. Such Shareholder is the record and beneficial owner of its Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares of such Shareholder is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares (including without limitation any prenuptual agreement, divorce settlement or similar agreement). None of the Shares of any Shareholder that is an individual constitute community property.

     SECTION 2.04. Total Shares. Except for the Shares set forth on the signature page hereto opposite the name of such Shareholder, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     SECTION 2.05. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Shareholder:

     SECTION 3.01. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.


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                                   ARTICLE 4
                         COVENANTS OF EACH SHAREHOLDER

     Each Shareholder hereby covenants and agrees, solely on behalf of itself, that:

     SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares of such Shareholder or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares of such Shareholder during the term of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if such Shareholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

     SECTION 4.02. Other Offers. Such Shareholder shall not directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) furnish information to or participate in any discussions or negotiations with any person that has made or indicated an interest in making an Acquisition Proposal; provided, however, that nothing contained in this Section shall prohibit any Shareholder in its capacity as a member of the board of directors of the Company, from taking any action the Company is permitted to take under Section 6.03 of the Merger Agreement. Each Shareholder will promptly notify Buyer after receipt of an Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or to participate in any discussions or negotiations with any person that has made or indicated an interest in making an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request.

     SECTION 4.03. Dissenters Rights. Such Shareholder agrees not to exercise dissenters rights (including, without limitation, under Section 1571 of the Business Corporation Law of the Commonwealth of Pennsylvania).


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                                   ARTICLE 5
                                 MISCELLANEOUS

     SECTION 5.01. Further Assurances. Buyer and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement; provided that nothing herein shall affect a shareholder in his capacity as a director of the Company.

     SECTION 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     SECTION 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

     SECTION 5.05. Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of New York (except that matters expressly governed by the Business Corporation Law of the Commonwealth of Pennsylvania shall be governed by such statute).

     SECTION 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and


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covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       BERTELSMANN, INC.



                                       By: /s/ Robert J. Sorrentino
                                          ------------------------------------
                                          Title: President and Chief Executive
                                                   Officer


                        Shares
      Shares          Subject to
      Owned            Options
      -----            -------
    2,960,025              0
                                     /s/ Jason Olim
                                     ----------------------------------


    2,960,025              0
                                     /s/ Matthew Olim
                                     ----------------------------------